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                                                       Rule No. 424(b)(3)
                                                       Registration No. 333-5553


                SUPPLEMENT TO PROSPECTUS DATED NOVEMBER 12, 1996

     On December 3, 1996, the Company's Board of Directors approved a stock dividend of two (2) shares of Common Stock for each share of Common Stock outstanding as of December 16, 1996. The payment date for the dividend is December 20, 1996. As a result of the dividend, there will be 4,837,500 shares of Common Stock outstanding and each of the Company's Class A Warrants will be exercisable for three (3) shares of Common Stock at an aggregate exercise price of $5.25.

Date:  December 12, 1996